MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (the “Agreement”) is made and entered into this 29th day of October, 2007 (the “Effective Date”), by and between AURIGA LABORATORIES, INC. (“Auriga”) and MIKART, INC. (“Mikart”). Mikart is a Georgia corporation with its principal place of business at 1750 Chattahoochee Avenue, Atlanta, Georgia 30318, and Auriga is a Delaware corporation with its principal place of business at 10635 Santa Monica Blvd, Suite 120, Los Angeles, California 90025.

BACKGROUND:

Subject to the terms and conditions contained in this Agreement, Auriga desires to engage Mikart to manufacture the “Product” (as hereinafter defined) for commercial distribution by Auriga, and Mikart desires to accept such appointment.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premise, Ten Dollars ($10.00) in hand paid, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following words, terms and phrases, when used herein, shall have the following respective meanings:

1.1     “Batch” shall mean the quantity of seven hundred eighty thousand (780,000) tablets of the Product.

1.2     “Contract Year” shall mean a twelve (12) consecutive month period after the Qualification Date and during the Term of this Agreement. The first Contract Year shall commence as of the Qualification Date, and subsequent Contract Years shall commence on each anniversary of the Qualification Date.

1.3     “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereof.

1.4     “Health Registrations” shall mean the ANDA issued by the FDA with respect to the Product and any other governmental or regulatory consents, registrations, approvals or permits necessary to sell or manufacture the Product in the Territory.

1.5     “Product” shall mean the Acetaminophen 650mg/Codeine 60mg owned by Mikart.

1.6     “Qualification Date” shall mean the date on which Mikart satisfactorily completes its validation and stability testing pursuant to Article 2 of this Agreement such that it becomes authorized to begin manufacturing the Product under the Health Registrations in accordance with the terms of this Agreement.

1.7     “Specifications” shall mean the specifications for the manufacturing, packaging and labeling of the Product described on Exhibit A attached hereto and incorporated herein by reference.

1.8     “Substantial Nonperformance” exists if either of the following occurs: (a) Mikart fails to ship to Auriga at least 50% of the Product ordered in any purchase order by the delivery date for that order and does not cure such failure within thirty (30) days, or (b) during any twelve (12) month period, Mikart fails on three (3) or more occasions to ship to Auriga at least 75% of the Product ordered in any purchase order by the delivery date for that order and does not cure such failure within thirty (30) days.

1.9     “Territory” shall mean the United States of America and its territories and such other locations as may be designated by the parties hereto pursuant to Section 2.3.

ARTICLE 2
VALIDATION, HEALTH REGISTRATIONS & ADDITIONAL LOCATIONS

2.1     Validation. Auriga and Mikart acknowledge that Mikart must validate at least three (3) Batches of the Product prior to selling any of the Product to Auriga. After Mikart successfully completes the Validation, Auriga shall be obligated to purchase the Batches so validated in accordance with the terms of this Agreement. Such Batches shall be part of, and shall be applied to, Auriga’s minimum purchase requirements within the first Contract Year. Mikart shall maintain stability testing and validation data at its Atlanta, Georgia facilities or at such other location as agreed to by Auriga and Mikart in accordance with FDA regulations. All of Mikart’s costs incurred in connection with the validation, the stability testing and the storage of data related thereto shall be periodically billed to and paid by Auriga.

2.2     Health Registrations. Mikart shall maintain the Health Registrations in full force and effect at all times during the Term of this Agreement. Auriga hereby acknowledges and agrees that the Product and the Health Registrations are owned by, in the name of and for the benefit of Mikart, and that Auriga has no rights in or to the Product or any of the Health Registrations, except to the extent it is expressly authorized by Mikart to market and sell the Product pursuant to this Agreement.

2.3     Additional Locations. In the event Auriga desires to market, distribute or sell the Product in any location not set forth in Section 1.8 (or previously designated pursuant to this Section 2.3), then Mikart shall, at Auriga’s request, cooperate in good faith with Auriga to obtain any Health Registrations necessary or appropriate therefore (and Auriga shall pay all of Mikart’s reasonable out-of-pocket expenses therefore); provided, however, Auriga shall not market, distribute or sell any Product in such locations unless and until such Health Registrations are obtained.

ARTICLE 3
MANUFACTURE

3.1     Exclusivity. Subject to the terms and conditions contained herein, Mikart shall not manufacture, package or sell the Product for or to any person or entity other than Auriga during the Term of this Agreement. Auriga shall purchase exclusively from Mikart all of Auriga’s requirements for the Product during the Term of this Agreement. Auriga hereby agrees that, in the event it desires to sell, market or distribute any other product which contains the active ingredient Acetaminophen during the Term of this Agreement, it shall offer the right of first refusal to Mikart to be the sole manufacturer thereof (on commercial terms, other than price, substantially similar to those contained herein). Subject to the above restrictions, nothing contained herein shall be deemed in any way to preclude Mikart from manufacturing, packaging or selling any products on behalf of any person or entity where the formulation for such products differs from the formulation for the Product.

3.2     Limited Warranties. Mikart hereby represents and warrants to Auriga that the Product when manufactured and sold to Auriga hereunder shall conform to the Specifications. In addition, Mikart represents and warrants to Auriga that Mikart, in its manufacture of the Product, shall comply with all applicable federal, state and local laws, rules and regulations in the Territory, including without limitation the current Good Manufacturing Practices, as published and amended from time to time by the FDA, and Mikart’s manufacturing and storage facilities shall comply with all applicable federal, state and local laws, rules and regulations in the Territory. EXCEPT AS SET FORTH IN THIS SECTION 3.2 AND SECTION 9.1, MIKART MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND MIKART HEREBY SPECIFICALLY DISCLAIMS ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. With respect to each Batch of Product manufactured hereunder, this Section 3.2 shall remain effective until the expiration date noted on such Product.

3.3     Quality Control.

(a)     Mikart shall perform quality control testing on the Product in accordance with normal industry standards to determine whether such Product conforms to the Specifications. Contemporaneously with each shipment of Product hereunder, Mikart shall provide Auriga with a certificate of analysis with respect to such Product. In addition, Mikart shall perform, at Auriga’s expense, any and all other testing relating to the Product which is reasonably requested by Auriga to confirm that such Product meets the Specifications and promptly provide Auriga with the results thereof; provided, however, that Auriga shall not be responsible for the expenses associated with any such testing which shows that such Product does not meet the Specifications.

(b)     In addition, Mikart shall be responsible for conducting an ongoing stability program for the Product as required by federal law. Mikart shall provide the results of such testing to Auriga in a timely manner as this data is generated or received by Mikart. Mikart’s cost therefore shall be billed to and paid by Auriga on a quarterly basis.

(c)     Mikart shall, upon the reasonable request of Auriga, assay any Product returned to Auriga by a third party purchaser. Auriga shall reimburse Mikart for the costs of any such assay unless the results thereof prove the cause of return is as a result of Mikart’s negligence or willful misconduct or the failure of such Product to comply with the limited warranties contained in Section 3.2 hereof.

(d)     In the event that any Batch is subject to a recall, Auriga, at its expense, shall conduct the recall, except that Mikart shall reimburse Auriga for the costs of such recall (including reimbursing Auriga for the Product at the invoice prices paid by Auriga therefore) in the Territory to the extent such recall results from the failure of the Product to comply with the limited warranties contained in Section 3.2 hereof.

(e)     Each party hereto shall promptly notify the other of any recall of Product which has been directed by it or by any governmental or regulatory entity or agency for any reason whatsoever. Such notice shall identify the reason for the recall and all relevant details thereof.

(f)     Each party hereto shall promptly deliver to the other a copy of all notices received by it from the FDA during the Term of this Agreement relating to the manufacture, packaging, storage, marketing, sale or distribution of the Product.

(g)     Upon the reasonable advance request of Auriga, Mikart shall permit a representative of Auriga to inspect its facilities where the Product is manufactured, packaged and stored, provided such representative first executes a copy of Mikart’s standard visitor confidentiality agreement.

3.4     Packaging and Labeling Materials. Mikart shall order from time to time, at Auriga’s request and expense, labels, package inserts and other packaging materials (the “Labeling Materials”) in sufficient quantities to permit the packaging of the Product ordered by Auriga from time to time hereunder. All required or appropriate directions, warnings, instructions, information and other written content (the “Labeling Content”) contained in or on or omitted from any Labeling Materials shall be the sole responsibility and liability of Auriga.

3.5     Exclusive License to Market and Sell the Product. Mikart hereby grants to Auriga an exclusive, royalty free license to market and sell the Product in the Territory during the Term hereof. In consideration of such license, Auriga hereby agrees to deliver to Mikart the aggregate sum of One Hundred Thousand Dollars ($100,000.00) (the “License Fee”). The License Fee shall be paid by Auriga to Mikart in accordance with the following:

(i)	Fifty Thousand Dollars upon execution of this Agreement; and

(ii)
Fifty Thousand Dollars within sixty (60) days following Auriga’s receipt of its first order of the Product hereunder, such amount to be included on the invoice for such Product, as described in Section 5.3 hereof.

ARTICLE 4
ORDERS AND SALES

4.1    Forecasts. Commencing on the Qualification Date, and thereafter at least thirty (30) days prior to the commencement of each calendar quarter, Auriga shall provide Mikart with a non-binding, rolling twelve (12) month forecast of its requirements for the Product.

4.2    Purchase Orders. Auriga shall place its orders for the Product no later than ninety (90) days prior to the requested delivery date using separately numbered, written purchase orders. Each purchase order must be for one or more full Batches (provided Auriga shall have the right to specify the size packaging requirements of each order as agreed to by the parties hereto). Purchase orders shall be transmitted to Mikart via U.S. mail, private courier, e-mail, or facsimile transmission. Each purchase order shall include complete and accurate information with respect to the requested Product, quantity, sizes, shipment dates, shipment method and delivery destination. Subject to this Section 4.2, Mikart shall ship Product within ten (10) days after the requested shipment date in the corresponding purchase order. Mikart shall notify Auriga of any purchase orders containing shipment dates which need to be rescheduled, and Mikart and Auriga shall work together in good faith to schedule a new shipment date for such order (which shall not be later than thirty (30) days after the date requested by Auriga). In addition, Auriga may postpone a requested shipment date by providing Mikart at least sixty (60) days prior written notice thereof.

4.3     Minimum Purchase. During each Contract Year during the Term hereof, Auriga shall order and purchase from Mikart minimum quantities of the Product as follows:

Contract Year	Minimum Quantity
1	3 Batches
2	4 Batches
3	5 Batches
4	5 Batches
5	5 Batches

For subsequent Contract Years, if any, Auriga’s minimum purchase obligation shall be agreed to in writing by the parties; provided, however, that in the absence of such agreement between the parties, Auriga’s minimum purchase obligation for such subsequent Contract Years shall remain the amount set forth above for the fifth (5th) Contract Year.

4.4     Failure to Meet Minimum Purchase Requirements. Notwithstanding anything in this Agreement to the contrary, in the event Auriga fails to meet its minimum purchase obligation set forth in Section 4.3 hereof in any Contract Year for any reason other than a breach of this Agreement by Mikart or a force majeure event, Auriga shall pay to Mikart an amount equal to the quantity of Product by which Auriga failed to meet its minimum purchase obligation for such Contract Year multiplied by the then current price for such Product.

ARTICLE 5
PRICES, TERMS OF PAYMENT

5.1     Price. The prices to be paid for the Product by Auriga to Mikart for shipments made during the first year after the Effective Date shall be as follows:

Price	Size
$19.90	Bottle of 100’s
$96.00	Bottle of 500’s

5.2    Price Adjustments. Mikart shall have the right to increase the prices charged for the Product pursuant to Section 5.1 hereof one (1) time during each twelve (12) month period after the Effective Date to reflect any increase in the cost of goods or services necessary to manufacture the Product (“Total Product Costs”). In the event that Mikart increases the prices charged for the Product pursuant to the preceding sentence and after the effective date of such increase Mikart’s cost of raw materials or components for manufacturing or packaging the Product further increases by more than five percent (5%) during such year, Mikart shall have the right, by providing written notice to Auriga, to further increase the prices in such year by a percentage amount equal to the percentage amount such cost increase exceeds five percent (5%); provided, that Mikart shall provide Auriga with documented evidence of any such further cost increases and shall use its reasonable efforts to prevent any such further cost increases from occurring. Auriga shall have the right to renegotiate price for the Product upon market entry or launch of a generic equivalent to the Product.

5.3     Payment Terms. Upon delivery of each purchase order by Auriga to Mikart hereunder, Auriga shall also deliver to Mikart a payment in the amount of fifty percent (50%) of the price of the Product ordered pursuant to such purchase order. When the Product set forth in the purchase order is ready for shipment, Mikart shall notify Auriga of the same and Auriga shall promptly deliver to Mikart a payment in the amount of the remaining fifty percent (50%) of the price of the Product set forth in the purchase order. Notwithstanding anything to the contrary set forth herein, Mikart shall not be obligated to ship any Product to Auriga for which Mikart has not received full payment pursuant to this Section 5.3.

ARTICLE 6
SHIPPING DEFECTS, RETURNS

6.1    Shipping. Mikart shall ship all Product ordered hereunder to Auriga f.o.b. Mikart’s manufacturing facility, at which point the risk of loss for such Product shall pass to Auriga. Mikart shall ship the Product to the location designated by Auriga on its purchase order. The parties agree that the method and route of shipment are at Mikart’s discretion unless Auriga furnishes Mikart explicit instructions with the purchase order. Auriga agrees to pay all costs of shipping and any costs of freight insurance obtained by Mikart at the request of Auriga. Mikart agrees to provide reasonable support to assist Auriga in pursuing any claims it may have against carriers.

6.2    Notification of Defects. Auriga shall notify Mikart in writing as soon as reasonably practicable after delivery to Auriga of any non-conforming Product containing obvious defects in such Product discoverable without affecting the integrity of such Product’s packaging (but in any event within twenty (20) days after delivery) and within thirty (30) days of the earlier of its discovery or its notification by a third party of any latent defects. Auriga shall be responsible for its cost to inspect the Product.

6.3     Returns. Mikart shall accept for return and replacement or credit (at invoiced cost) any Product sold to Auriga under this Agreement which does not conform with the limited warranties set forth in Section 3.2 and for which proper notice has been given in accordance with Section 6.2, provided Auriga obtains prior shipping authorization from Mikart. All returns of Product with obvious defects must be in the original manufactured condition. Mikart shall pay reasonable return freight and shipping charges.

ARTICLE 7
TERM AND TERMINATION

7.1    Term. Unless earlier terminated in accordance with the provisions hereof, the Term of this Agreement shall commence on the Effective Date and shall thereafter continue in effect until the fifth (5th) anniversary of the Effective Date (the “Initial Term”). At the end of the Initial Term and each subsequent “Renewal Term” (as hereinafter defined), the Term of this Agreement shall be automatically renewed and extended for a one (1) year period (a “Renewal Term”), unless either party delivers a written termination notice to the other party at least six (6) months prior to the end of the Initial Term or the then current Renewal Term, as the case may be. For purposes hereof the Initial Term and any Renewal Terms are sometimes referred to collectively herein as the “Term.”

7.2    Termination.  Either party may terminate this Agreement on written notice to the other party, effective immediately if:

(a)     the other party commits a material breach of any of its obligations hereunder which is not cured within ninety (90) days of written notice from the other party specifying the breach;

(b)     the other party is dissolved or liquidated, files or has filed against it a petition under any bankruptcy or insolvency law, makes an assignment to the benefit of its creditors, has a receiver appointed for all or substantially all of its property, or has a petition under any bankruptcy or insolvency law filed against it which is not dismissed within sixty (60) days; or

(c)     the Qualification Date has not occurred within one (1) year after the Effective Date.

Such right of termination shall be in addition to any other remedy a non-defaulting party may have at law or in equity due to the other party’s breach of is obligations hereunder.

7.3    Post-Termination Restrictions. Upon any expiration or termination of this Agreement (other than by Auriga pursuant to Section 7.2), Auriga shall grant Mikart at least sixty (60) days to produce all open orders in house in accordance with the conditions of the open orders and this Agreement. In the event Auriga terminates this Agreement pursuant to Section 7.2, and upon the request of Auriga, Mikart shall provide Auriga with reasonable assistance in locating or establishing a new manufacturer for the Product.

7.4    Changed Circumstances. In the event that the market for the Product materially changes or either party, in good faith, believes that a material change in such party’s circumstances beyond their control has occurred which materially affects its ability to perform its obligations pursuant to this Agreement, the parties hereto shall, in good faith, negotiate towards mutually acceptable revisions to this Agreement to address the impact of such material changes; provided, however, the terms of this Agreement shall continue in full force and effect unless and until the parties hereto agree otherwise. For the avoidance of doubt, the parties hereto acknowledge and agree that if a generic version of the Product is introduced into the market, then the parties shall be obligated to negotiate appropriate, mutually acceptable revisions to this Agreement pursuant to this Section 7.4.

7.5    Force Majeure. The failure of either of the parties hereto to perform any obligation under this Agreement solely by reason of any cause beyond its control (and due to no fault of its own), including, without limitation, acts of God, acts of government, riots, wars, strikes and accidents in transportation, shall not be deemed to be a breach of this Agreement; provided, however, that the party so prevented from complying herewith shall continue to take all actions within its power, including payment of outstanding invoices, to comply as fully as possible herewith.

7.6    Post-Termination Obligations. Notwithstanding anything else contained herein to the contrary, following any termination or expiration of this Agreement:

    (a)     Auriga shall purchase from Mikart (at Mikart’s cost therefore) all of Mikart’s remaining inventory of the Product; and

(b)     The license granted by Mikart to Auriga pursuant to Section 3.5 hereof shall automatically, and without any further action by the parties hereto, terminate and be of no further force or effect.

ARTICLE 8
INDEMNIFICATION AND INSURANCE

8.1    Indemnification. Mikart hereby indemnifies and agrees to defend and hold Auriga harmless from and against losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and court costs) incurred by Auriga as a result of any breach of this Agreement by Mikart or the failure of the Product to comply with the limited warranties set forth in Section 3.2 hereof or Mikart’s gross negligence or willful misconduct. Auriga hereby indemnifies and agrees to defend and hold Mikart harmless from and against losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and court costs) incurred by Mikart as a result of any breach of this Agreement by Auriga, the storage, marketing, sale or distribution of the Product by Auriga, any Labeling Content contained in or on or omitted from any Labeling Materials, any failure by Auriga to provide sufficient instructions or warnings regarding the proper use of or the risks or dangers associated with the use of the Product to any user thereof or Auriga’s gross negligence or willful misconduct.

8.2    Insurance. Each party hereto shall maintain with a financially sound and reputable insurer throughout the Term of this Agreement comprehensive general liability insurance, including, without limitation, product liability insurance with liability limits of at least $3,000,000 per occurrence and in the aggregate. Each party hereto shall also name the other party as a vendor under the broad form vendor endorsement on its policy and provide the other party with such evidence thereof as is reasonably requested by the other party from time to time.

ARTICLE 9
WARRANTIES AND REPRESENTATIONS OF THE PARTIES

9.1    Additional Representations and Warranties of Mikart. Mikart hereby additionally represents and warrants to Auriga the following:

(a)     Mikart is a corporation duly organized and existing in good standing under the laws of the State of Georgia;

(b)     Mikart is neither a party to nor otherwise bound by any agreement or instrument which prohibits or prevents it from performing its obligations under this Agreement; and

(c)     Mikart’s manufacturing, packaging and storage facilities comply in all material respects with all applicable federal, state and local laws, rules and regulations in the Territory.

9.2    Representations and Warranties of Auriga. Auriga hereby additionally represents and warrants to Mikart the following:

(a)     Auriga is a corporation duly organized and existing under the laws of the State of Delaware;

(b)     There are no material adverse claims pending or, to the best of Auriga’s knowledge, threatened against Auriga by any entity with respect to any of its products or business;

(c)     Auriga is neither a party to nor otherwise bound by any agreement or instrument which prohibits or prevents it from performing its obligations under this Agreement; and

(d)     All Packaging Content included in or on the Labeling Materials shall at all times be complete and accurate and comply with all applicable laws, rules and regulations in the Territory. To Auriga’s knowledge, Auriga represents and warrants to Mikart that any Product logo or design selected by Auriga will not violate any patents or other intellectual property rights of any third party.

ARTICLE 10
CONFIDENTIALITY AND NONSOLICITATION OF PERSONNEL

10.1  Confidentiality. Each party hereto acknowledges that it has been and shall be exposed to certain “Confidential Information” and “Trade Secrets” (both as hereinafter defined) of the other party in connection with the transactions contemplated by this Agreement and that its unauthorized use or disclosure of such information or data could cause immediate and irreparable harm to such other party. Accordingly, except to the extent that it is necessary to use such information or data to perform its obligations under this Agreement, neither party shall, without the express prior written consent of the other party, redistribute, market, publish, disclose or divulge to any person or entity, or use or modify for use, directly or indirectly, in any way for any person or entity: (a) any of the other party’s Confidential Information during the Term of this Agreement and for a period of three (3) years after any expiration or termination of this Agreement; and (b) any of the other party’s Trade Secrets at any time during which such information constitutes a trade secret under applicable law. For purposes hereof, “Confidential Information” shall mean all competitively sensitive, non-public information (other than “Trade Secrets”) of or about a party which is not generally known by or available to such party’s competitors, and “Trade Secrets” shall mean “Trade Secrets” as defined under applicable law. This Section 10.1 supersedes and replaces any prior confidentiality agreements between the parties, all of which are hereby termination, null and void and of no further force or effect.

10.2  Nonsolicitation of Personnel. Neither party hereto shall, without the prior written consent to the other party, either directly or indirectly, alone or in conjunction with any other person or entity, solicit or attempt to solicit any “key or material” employee, consultant, contractor or personnel of such other party in the State of Georgia to terminate, alter or lessen his or her affiliation with such other party at any time during the Term of this Agreement and for a period of one (1) year thereafter.

ARTICLE 11
ARBITRATION OF DISPUTES

All disputes arising out of or in connection with the interpretation, application or enforcement of this Agreement shall be settled by final and binding arbitration. Such arbitration shall be conducted in a mutually acceptable location of approximately equal geographic distance from the addresses of the parties first above written, pursuant to the commercial arbitration rules of the American Arbitration Association in effect at the time the arbitration is commenced. The decision of the arbitrators, which may include interest, shall be final and binding on the parties hereto and may be entered and enforced in any court of competent jurisdiction by any party. The arbitration shall be pursued and brought to conclusion as rapidly as possible. The prevailing party in the arbitration proceeding shall be awarded reasonable attorneys' fees, expert witness costs and expenses, and all other costs and expenses incurred in connection with such proceeding, unless the arbitrators shall for good cause determine otherwise.

ARTICLE 12
NOTICES

12.1  Delivery. All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), or by a recognized national overnight courier service as set forth below:

If to Mikart:	Mikart, Inc. 1750 Chattahoochee Avenue Atlanta, Georgia 30318 Attention: Miguel I. Arteche
If to Auriga:	Auriga Laboratories, Inc. 10635 Santa Monica Boulevard Suite 120_ Los Angeles, CA Attention:_Philip S. Pesin

12.2  Effective Time. Notices delivered pursuant hereto shall be deemed given: (a) at the time delivered, if personally delivered; (b) at the time received, if mailed; and (c) one (1) business day after timely delivery to the courier, if by overnight courier service.

12.3  Changes. Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Article 12.

ARTICLE 13
MISCELLANEOUS

13.1  Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired, and the parties shall use their best efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purpose of this Agreement.

13.2  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

13.3  Governing Law. This Agreement shall be governed by, and any matter or dispute arising out of this Agreement shall be determined by, the laws of the State of Georgia.

13.4  Headings; Gender. “Article,” “Section” and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

13.5  Entire Agreement. This Agreement represents the entire agreement of the parties with respect to its subject matter. Any and all prior discussions or agreements with respect hereto are merged into and superseded by the terms of this Agreement. This Agreement may be modified or amended only in writing signed by both parties which expressly refers to this Agreement and states an intention to modify or amend it. No such amendment or modification shall be effected by use of any purchase order, acknowledgment, invoice or other form of either party and in the event of conflict between the terms of this Agreement and any such form, the terms of this Agreement shall control.

13.6  Notices. Any notice or payment required or permitted hereunder shall be in writing and sent by certified mail, overnight express, or personally delivered, addressed to the party to receive the notice as set out below.

13.7  No Assignment. Neither party hereto may assign this Agreement, in whole or in part, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

13.8  Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, representatives and permitted assigns.

13.9 Interpretation. This Agreement was fully negotiated by both parties hereto and shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation.

13.10  No Consequential Damages. Neither party to this Agreement shall have any liability to the other party for any consequential or indirect damages arising out of any breach of this Agreement, including, without limitation, loss of profit, loss of use or business stoppage.

13.11 Further Assurances. Upon the reasonable request of the other party, each party hereto agrees to take any and all actions necessary or appropriate to give effect to the terms set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the day and year first above written.

“Mikart”

MIKART, INC.

By:
Name:	Miguel I. Arteche
Title:	Chairman and CEO

“Auriga”

AURIGA LABORATORIES, INC.

By:
Name:	Philip S. Pesin
Title:	Chairman and CEO

EXHIBIT A

SPECIFICATIONS